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                          May 20, 2024

       Matthew Crawford
       Chief Executive Officer
       PARK OHIO HOLDINGS CORP
       6065 Parkland Boulevard
       Cleveland, Ohio 44124

                                                        Re: PARK OHIO HOLDINGS
CORP
                                                            Registration
Statement on Form S-3
                                                            Filed May 14, 2023
                                                            File No. 333-279399

       Dear Matthew Crawford:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing